LOGICA HOLDINGS INC.

                   CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
                             RIGHTS AND LIMITATIONS
                     OF SERIES A CONVERTIBLE PREFERRED STOCK


         The undersigned, Giuseppe Pino Baldassarre and Enzo Taddei, do hereby certify that:

         1. They are the President and Secretary, respectively, of Logica Holdings, Inc. a Nevada corporation (the "Company").


         2. The Company is authorized to issue Ten Million (10,000,000) shares of preferred stock, none of which have been previously issued.

         3.  The  following  resolutions  were  duly  adopted  by the  Board  of
Directors:

         WHEREAS, the Certificate of Incorporation of the Company provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

         WHEREAS, the Board of Directors of the Company is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series and the designation thereof, of any of them; and

         WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 250,000 shares of series A preferred stock which the Company has the authority to issue, as follows:

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:


                            TERMS OF PREFERRED STOCK

         Section 1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement (as defined below) shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:


                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION

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                  "Bankruptcy Event" means any of the following events: (a) the
         Company or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

                  "Closing Date" means the date on which the payment of the Purchase Price (as defined herein) by the Investor to the company is completed pursuant to this Agreement to purchase the Preferred Stock and Warrants, which shall occur on or before October 4th, 2007.

                  "Commission" means the Securities and Exchange Commission.

                  "Common Stock" means the Company's common stock, par value $0.015 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Common Stock Equivalents" means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

                  "Conversion Date" shall have the meaning set forth in Section 6(a).

                  "Conversion Ratio" shall have the meaning set forth in Section 6(a).

                  "Conversion Value" shall have the meaning set forth in Section 6(a).

                  "Conversion Shares" means, collectively, the shares of Common Stock into which the shares of Series A Preferred Stock are convertible in accordance with the terms hereof.


                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION

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                  "Conversion Shares Registration Statement" means a
         registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a "selling stockholder" thereunder, all as provided in the Registration Rights Agreement.

                  "Dilutive Issuance" shall have the meaning set forth in
         Section 7(b) hereof.

                  "Effective Date" means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exempt Issuance" means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of or conversion of any securities issued hereunder, and of any convertible securities, options or warrants issued and outstanding on the date of this Certificate of Designations, provided that such securities have not been amended since the date of this Certificate of Designations to increase the number of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

                  "Fundamental  Transaction" shall have the meaning set forth in
         Section 7(f)(iv) hereof.

                  "Holder" shall have the meaning given such term in Section 2 hereof.

                  "Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Company other than those securities that are explicitly senior in rights or liquidation preference to the Series A Preferred Stock.

                  "Original Issue Date" shall mean the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

                  "Person" means a Company, an association, a partnership, a limited liability company, a business association, an individual, a government or political subdivision thereof or a governmental agency.

                  "Purchase Agreement" means the Preferred Stock Purchase Agreement, dated as of the October 4th, 2007, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms, a copy of which is on file at the principal offices of the Company.


                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION

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                  "Registration Rights Agreement" means the Registration Rights
         Agreement, dated as of the Closing Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Series A Preferred Stock" shall have the meaning set forth in
         Section 2.

                  "Subscription Amount" shall mean the Two Hundred and Fifty Thousand Dollars ($250,000.00) to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement, in United States Dollars and in immediately available funds.

                  "Subsidiary" shall mean a Company, limited liability company, partnership, joint venture or other business entity of which the Company owns beneficially or of record more than 19% of the equity interest.

                  "Trading Day" means a day on which the Common Stock is traded on a Trading Market.

                  "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

                  "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

                  "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Purchasers holding a majority of the principal amount of Series A Preferred Stock then outstanding.


                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION

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         Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock or "Preferred Stock") and the number of shares so designated shall be 500,000 (which shall not be subject to increase without the consent of all of the holders of the Series A Preferred Stock (each a "Holder" and collectively, the "Holders"). Each share of Series A Preferred Stock shall have a par value of $0.001 per share. Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

         Section 3. Dividends and Other Distributions. No dividends shall be payable with respect to the Series A Preferred Stock. No dividends shall be payable with respect to the Common Stock while the Series A Preferred Stock is outstanding. The Common Stock shall not be redeemed while the Series A Preferred Stock is outstanding. Provided, however, the Company may pay dividends on its Common Stock provided that dividends have been paid pro rata to the Holders of the Series A Preferred Stock.

         Section 4. Voting Rights. The Series A Preferred Stock shall have no voting rights. However, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative approval of the Holders of the shares of the Series A Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 5) senior to or otherwise pari passu with the Series A Preferred Stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series A Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of Series A Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

         Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to $1.00 (the "Liquidation Value") before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

         Section 6. Conversion.

                  a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be initially convertible (subject to the limitations set forth in Section 6(c)), into Two and a half (2.5) shares of Common Stock (as adjusted as provided below, the "Conversion Ratio") at the option of the Holders, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion") as fully


                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION

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and originally executed by the Holder,  together with the delivery by the Holder to the Company of the stock certificate(s) representing the number of shares of Series A Preferred Stock so converted, with such stock certificates being duly endorsed in full for transfer to the Company or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Series A Preferred Stock represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion and the applicable stock certificates to the Company by overnight delivery service (the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately following the date that such Notice of Conversion and applicable stock certificates are received by the Company. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued. The initial value of the Series A Preferred Stock on the Conversion Date shall be equal to $0.40 per share (as adjusted pursuant to Section 7 or otherwise as provided herein, the "Conversion Value"). If the initial Conversion Value is adjusted pursuant to
Section 7 or as otherwise provided herein, the Conversion Ratio shall likewise be adjusted and the new Conversion Ratio shall equal the Liquidation Value divided by the new Conversion Value. Thereafter, subject to any further adjustments in the Conversion Value, each share of Series A Preferred Stock shall be initially convertible into that number of shares of Common Stock equal to the new Conversion Ratio.

                  b) Automatic Conversion Upon Change of Control.

                           i.  All  of  the  outstanding   shares  of  Series  A
Preferred Stock shall be automatically converted into the Conversion Shares upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change of Control of the Company (an "Automatic Conversion Event"). A "Change in Control" means a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions. The Company shall not be obligated to issue certificates evidencing the Conversion Shares unless certificates evidencing the shares of Series A Preferred Stock so converted are either delivered to the Company or its transfer agent or the holder notifies the Company or its transfer agent in writing that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the conversion of the Series A


                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION

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Preferred  Stock  pursuant to this Section  6(b)(i),  the Company shall promptly send written notice thereof, by hand delivery or by overnight delivery, to the holder of record of all of the Series A Preferred Stock at its address then shown on the records of the Company, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Company (or of its transfer agent for the Common Stock, if applicable).

                  c)  Beneficial  Ownership  Limitation.  Except as  provided in
Section 6(b) above, the Company shall not effect any conversion of the Series A Preferred Stock, and the Holder shall not have the right to convert any portion of the Series A Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Preferred Stock beneficially owned by the Holder or any of its affiliates, so long as such shares of Series A Preferred Stock are not convertible within sixty (60) days from the date of such determination, and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates, so long as such other securities of the Company are not exercisable nor convertible within sixty (60) days from the date of such determination. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Company's most recent quarterly reports, Form 10-Q, Form 10-QSB, Annual Reports, Form 10-K, or Form 10-KSB, as the case may be, as filed with the Commission under the Exchange Act (B) a more recent public announcement by the Company or (C) any other written notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was publicly reported by the Company. This Section 6(c) may be waived or amended only with the consent of the Holders of all of the Series A Preferred Stock and the consent of the


                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION

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holders of a majority of the shares of  outstanding  Common Stock of the Company who are not Affiliates. For the purpose of the immediately preceding sentence, the term "Affiliate" shall mean any person: (a) that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the Company, or (b) who beneficially owns (i) any shares of Series A Preferred Stock, or (ii) the Company's Common Stock Purchase Warrant(s) dated October 1, 2007. For purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

                  d) Mechanics of Conversion

                           i. Delivery of Certificate Upon Conversion. Except as
otherwise set forth herein, not later than three Trading Days after each Conversion Date (the "Share Delivery Date"), the Company shall deliver to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). After the Effective Date, the Company shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing Company performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion.

                           ii. Obligation Absolute;  Partial Liquidated Damages.
The Company's obligations to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Series A Preferred Stock shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the Conversion Value of Series A Preferred Stock outstanding, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(d)(i) within five (5) Trading Days of the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Conversion Value of Series A


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Preferred  Stock being  converted,  $200 per Trading Day (increasing to $400 per
Trading Day after seven (7) Trading Days and increasing to $800 per Trading Day ten (10) Trading Days after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all  remedies  available  to it  hereunder,  at law or in equity
including,   without  limitation,   a  decree  of  specific  performance  and/or
injunctive relief.

                           iii.  Compensation  for  Buy-In on  Failure to Timely
Deliver Certificates Upon Conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(d)(i) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Company shall pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

                           iv.  Reservation of Shares Issuable Upon  Conversion.
The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Conversion Shares Registration Statement.Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock.


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                           v. Transfer Taxes.  The issuance of certificates  for
shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         Section 7. Certain Adjustments.

                  a) Stock Dividends and Stock Splits. If the Company, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                  b) Subsequent Equity Sales. From the date hereof until five years from the date of closing, the Company shall be prohibited from effecting or entering into an agreement to effect any Subsequent Financing involving a "Variable Rate Transaction" or an "MFN Transaction" (each as defined below). The term "Variable Rate Transaction" shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the


                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION
initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock exclusive in all cases of stock splits, stock dividends, recapitalization and other similar rights. The term "MFN Transaction" shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions which grants to an investor the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in such offering. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. Notwithstanding the foregoing, this Section 7(b) shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction or MFN Transaction shall be an Exempt Issuance.

                  c) Subsequent Rights Offerings. The Company, at any time while the Series A Preferred Stock is outstanding, shall not issue rights, options or warrants to holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Value.

                  d) Price Adjustment. From the date hereof until such time as no Purchaser holds any of the Securities, the If, within the 24 months following the Closing Date, the Company closes on the sale of a note or notes, shares of Common Stock, or shares of any class of Preferred Stock at a price per share of Common Stock, or with a conversion right to acquire Common Stock at a price per share of Common Stock, that is less than the Conversion Price (as adjusted to the capitalization per share as of the Closing Date, following any stock splits, stock dividends, or the like) (collectively, the "Subsequent Conversion Price"), the Company shall make a post-Closing adjustment in the Conversion Price so that the effective price per share paid by the Investor is reduced to being equivalent to such lower conversion price after taking into account any prior conversions of the Preferred Stock and/or exercises of the Warrant.

                  e) Price Adjustment Based on Earnings Per Share. In the event the Company earns between $0.154 and $0.077 (50% Decline) per share (where such earnings in this paragraph shall always be defined as earnings on a pre tax fully diluted basis (including dilution from any options, warrants and convertible securities) as reported for the audited fiscal year ended December 31, 2008 from continuing operations before any non-cash items the then current Conversion Price to the Investor at the time the audited numbers are reported to the SEC shall be decrease proportionately by 0% if the pre tax earnings are $0.154 per share or greater and by 50% if the pre tax earnings are $0.077 per share (50% decrease). For example if the earnings are $0.123 per share or less (20% Decline) then the then current Conversion Price to the investor shall be reduced by 20%. Such adjustment shall be made automatically within five business days of the audited numbers being reported to the SEC.

                  f) Company Put Right. The Company has the right to force the Investor, and the Investor has the right, to purchase an additional $250,000 in Preferred Stock convertible the Company at $0.48 per share on October 25th,


                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION

2007. The Preferred Stock will have the same rights, covenants and warranties as the initial Preferred Stock. Should the Investor not remit the $250,000 on or before October 25, 2007, the Investor shall receive a ten (10) business day grace period. If by such time, the Investor has not remitted the funds to the Company, any and all Warrants issued or to be issued to the Investor under this Agreement shall immediately terminate and be of no force and affect. The shares issuable upon conversion of the Preferred Stock are to be included in the registration statement to be filed per the Registration Rights Agreement and have the same rights and warranties per the Registration Rights Agreement.

                  g) Pro Rata Distributions. If the Company, at any time while Series A Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Value shall be determined by multiplying such Conversion Value in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  h) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) actually issued and outstanding.

                  i) Notice to Holders.

                           i.  Adjustment  to  Conversion  Price.  Whenever  the
Conversion Value is adjusted pursuant to any of this Section 7, the Company shall promptly mail to each Holder a notice setting forth the Conversion Value after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Company issues a variable rate security, despite the prohibition thereon in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction (as defined in the Purchase Agreement), or the lowest possible adjustment price in the case of an MFN Transaction (as defined in the Purchase Agreement).


                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION

                           ii. Notices of Other Events. If (A) the Company shall
declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock or any Fundamental Transaction, (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating
(x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

                           iii. Exempt Issuance.  Notwithstanding the foregoing,
no  adjustment  will be made  under  this  Section  7 in  respect  of an  Exempt
Issuance.

                           iv.  Fundamental  Transaction.  If, at any time while
this Series A Preferred Stock is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Series A Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply


                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION
to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designations with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (f)(iv) and insuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

         Section 8. Miscellaneous.

                  a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address provided in the Purchase Agreement, facsimile number (212) 671-1403, Attn: c/o T Squared Capital LLC, 1325 Sixth Avenue, Floor 28, New York, New York 10019 Attn: Thomas M. Sauve or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

                  b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.


                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION

                  c) Lost or Mutilated Preferred Stock Certificate. If a Holder's Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Company.

                  d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

                  e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

                  RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.





                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION

         IN WITNESS WHEREOF, the undersigned have executed this Certificate this 4th day of October, 2007.







Name:  Giuseppe Pino Baldassarre
     ----------------------------------

Title: CEO - Logica Holdings Inc







Name:  Enzo Taddei
     ----------------------------------



Title: CFO - Logica Holdings Inc






                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION

                                     ANNEX A

                              NOTICE OF CONVERSION

       (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
                          OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $0.015 per share (the "Common Stock"), of Logica Holdings, Inc, a Nevada Company (the "Company"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

       Date to Effect Conversion: ______________________________________________

       Number of shares of Common Stock owned prior to Conversion:______________

       Number of shares of Series A Preferred Stock to be Converted:____________

       Value of shares of Series A Preferred Stock to be Converted:_____________

       Number of shares of Common Stock to be Issued:___________________________

       Certificate Number of Series A Preferred Stock attached hereto:__________

       Number of Shares of Series A Preferred Stock represented by attached certificate:______________

       Number of shares of Series A Preferred Stock subsequent to Conversion:
      ________________

                                    [HOLDER]

                                                     By:________________________
                                                     Name:______________________
                                                     Title:_____________________



                 LOGICA HOLDINGS INC CERTIFICATE OF DESIGNATION